[FHLBank Atlanta logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Declares Third Quarter 2011 Dividend,

Announces Quarterly Excess Stock Repurchase

ATLANTA, October 27, 2011 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the third quarter of 2011 of 0.80 percent.

"Our continued ability to pay a dividend is a reflection of the long-term value that we provide to shareholders," said Scott C. Harvard, Chairman of the FHLBank Atlanta Board of Directors. "We are pleased to once again increase the amount of excess stock repurchase this quarter to $700 million, continuing our efforts to reduce excess stock."

For the fourth consecutive quarter, the dividend rate is equal to average three-month LIBOR plus 0.50 percent for the period of July 1, 2011, to September 30, 2011. The dividend payout is applicable to capital stock held during that period. The dividend will be credited to shareholders' daily investment accounts at the close of business on November 3, 2011.

The Bank also announced that it will repurchase up to $700 million of membership excess capital stock and activity-based excess capital stock on November 17, 2011(the Repurchase Date). The amount of excess stock to be repurchased from any shareholder will be based on the shareholder's total excess capital stock as of November 10, 2011. Shareholders will be notified regarding the details of this repurchase.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

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